FOR IMMEDIATE RELEASE

Ciena CFO James E. Moylan to Retire in August 2025

September 4, 2024 – Ciena® Corporation (NYSE: CIEN) today announced that James E. Moylan, Jr., Senior Vice President and Chief Financial Officer (CFO), plans to retire in twelve months, effective August 28, 2025. Ciena intends to commence a search process to identify a successor. Mr. Moylan will continue to serve as CFO until a successor is in place and he will assist in the transition of his responsibilities.

“Jim has given more than 16 years of dedicated and distinguished service to Ciena. He has been a key member of our executive team and has played a significant role in the growth of our business and the strength of our operating model,” said Gary Smith, president and CEO, Ciena. “Jim has been an incredible leader across all of Ciena and has built outstanding relationships with our key stakeholders, including the financial community. When the time comes next year, we will wish him the best in his well-deserved retirement.”

“Being a part of Ciena has truly been the highlight of my career. It has been tremendously rewarding to help build and grow a business with a solid foundation that will drive continued growth and success,” said James E. Moylan, Jr., CFO of Ciena. “I look forward to continuing in a leadership role for the next year and watching Ciena on its journey into the future.”

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About Ciena
Ciena (NYSE: CIEN) is a global leader in networking systems, services, and software. We build the most adaptive networks in the industry, enabling customers to anticipate and meet ever-increasing digital demands. For three-plus decades, Ciena has brought our humanity to our relentless pursuit of innovation. Prioritizing collaborative relationships with our customers, partners, and communities, we create flexible, open, and sustainable networks that better serve all users—today and into the future. For updates on Ciena, follow us on LinkedIn, Twitter, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time, we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the SEC. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.